UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2006

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 29, 2006, in connection with its efforts to reduce high-cost manufacturing capacity, The Goodyear Tire & Rubber Company (the "Company") determined to close its tire manufacturing operations at its facility in Valleyfield, Quebec. There are currently approximately 1,000 employees at the Valleyfield facility. The facility is expected to transition to a materials mixing center to be staffed by approximately 200 employees. The Company expects to be substantially complete with the action at the Valleyfield facility by the end of the second quarter of 2007 and estimates the charges associated with the action to be between $115 million and $120 million ($165 million and $170 million after-tax), of which between $40 million to $45 million is expected to be cash charges primarily related to severance payments, equipment related-costs and contractual obligations and between $10 million and $12 million will be related to accelerated depreciation and other asset-related charges. The charges associated with the action are expected to be between $70 million to $75 million ($120 million to $125 million after-tax) in the fourth quarter of 2006 with the balance of the charges impacting 2007. When complete, the action is expected to generate annual cost savings of approximately $40 million.

The Company has also implemented the closure of its tire manufacturing facility located in Casablanca, Morocco. The facility in Morocco has approximately 150 associates. The closure is related to the planned liquidation of Goodyear Maroc, S.A., the Company’s Moroccan operating entity. The Company expects the closure of the Moroccan operations to be completed within the year and estimates the charges associated with the closure to be approximately $28 million, of which $16 million is expected to be cash charges related to severance payments and payments to minority shareholders and $12 million will be related to asset write-offs. These charges will be recorded in the fourth quarter of 2006. When complete, the closure of the Moroccan operations is expected to generate annual savings of approximately $10 million. All amounts related to the Moroccan operations are both before-and after-tax.

Safe Harbor Statement

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those related to the closure of tire manufacturing at the Valleyfield facility and the closure of the Moroccan facility and those related to the company’s master contract with United Steelworkers; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; potential adverse consequences of litigation involving the company; increases in the company’s pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

January 5, 2007	By:	Richard J. Kramer

Name: Richard J. Kramer
Title: Executive Vice President and Chief Financial Officer